                               GAMMA BIOLOGICALS, INC.
                       3700 MANGUM ROAD, HOUSTON, TEXAS 77092
                                    JUNE 30, 1998



                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The annual meeting of shareholders of Gamma Biologicals, Inc. (the "Company") will be held August 11, 1998, at 3:00 p.m., Central time, at the offices of the Company, 3700 Mangum Road, Houston, Texas 77092, for the following purposes:

     1.   To elect directors; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Further information regarding the meeting and the nominees for election as directors is set forth in the accompanying proxy statement. The Board of Directors has fixed the close of business on June 22, 1998 as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournments thereof.

     It will be a pleasure for the officers and directors to meet with you and have an opportunity to answer any questions you may have about Company affairs. The officers and directors will be available to talk individually with shareholders before and after the meeting. Whether or not you plan to attend the meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the meeting.


                                             By order of the Board of Directors,



                                             Lawrence E. Letwin
                                             SECRETARY

June 30, 1998



                   PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY
                            AT YOUR EARLIEST CONVENIENCE.

                               GAMMA BIOLOGICALS, INC.
                       3700 MANGUM ROAD, HOUSTON, TEXAS 77092
                                    JUNE 30, 1998

                                   ---------------
                                   PROXY STATEMENT
                                   ---------------


     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders (the "Meeting") of Gamma Biologicals, Inc. (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournments thereof.

                          SOLICITATION AND VOTING OF PROXIES

     The solicitation will be conducted by mail. The Company will bear the expense of the solicitation of proxies, including the charges and expenses of brokerage firms and others incurred in forwarding solicitation material to beneficial owners of stock. Further solicitation of proxies may be made by telephone or oral communication with shareholders of the Company following the original solicitation. All further solicitation will be by regular employees of the Company who will not be additionally compensated therefor. Copies of the Proxy, Notice and Proxy Statement are being mailed to shareholders on or about June 30, 1998.

     Proxies in the accompanying form are solicited by the management at the direction of the Board of Directors. Execution and return of the proxy will not in any way affect a shareholder's right to attend the Meeting and to vote in person, and a shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company at or prior to the Meeting. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Meeting and voting in person by ballot. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted as specified. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted for the proposals set forth in this Proxy Statement and for the nominees for the Board of Directors of the Company named in Proposal No. 1 of this Proxy Statement. A majority of the outstanding shares will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Meeting other than those matters which are set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

                COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

     Only holders of Common Stock of the Company of record at the close of business on June 22, 1998 are entitled to notice of and to vote at the Meeting. At that date, there were outstanding 4,625,762 shares of the Company's Common Stock, which is the only class of stock that has been issued by the Company. Each shareholder is entitled to one vote for each share of Common Stock held of record by the shareholder on that date for all matters coming before the Meeting and, except as otherwise provided by applicable law, a favorable vote consists of a simple majority of the votes cast. Shareholders are not entitled to cumulate their votes in the election of directors, which means that the holders of more than half of the shares voting for the election of directors can elect all of the directors if they choose to do so.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of May 15, 1998, the ownership of the Company's Common Stock by (i) each shareholder, if any, who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. All information with respect to beneficial ownership has been furnished by the shareholders to the Company.

                                               AMOUNT AND
                     NAME                        NATURE
                 OF BENEFICIAL                OF BENEFICIAL       PERCENT
                     OWNER                      OWNERSHIP         OF CLASS
-------------------------------------------  ---------------      --------
Betty F. Hatcher  . . . . . . . . . . . . . .   218,674(1)          4.7%
David E. Hatcher  . . . . . . . . . . . . . .   144,599(2)          3.1%
H.H. "Will" Hardee  . . . . . . . . . . . . .    88,578(3)          1.9%
Dr. Richard H. Aster  . . . . . . . . . . . .    17,540(4)             *
Bryan J. Brieden  . . . . . . . . . . . . . .    22,671(5)             *
Hayle B. Randolph . . . . . . . . . . . . . .    20,100(6)             *
Jimmie L. Turner  . . . . . . . . . . . . . .    27,897(7)             *
John Case . . . . . . . . . . . . . . . . . .    22,599(8)             *
Raul F. Alvarez . . . . . . . . . . . . . . .     4,875(9)             *
All executive officers and directors as a
  group (14 persons). . . . . . . . . . . . .   626,317(10)        12.9%
Dimensional Fund Advisors Inc.  . . . . . . .   277,400(11)         6.0%
     1299 Ocean Ave., 11th Floor
     Santa Monica, CA 90401

--------------------
     *    Less than 1.0%.
     (1) Includes 46,475 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options.
     (2) Includes 58,500 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options.
     (3) Includes 16,640 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options. Also includes 2,400 shares owned of record by Mrs. Hardee, beneficial ownership of which is disclaimed by Mr. Hardee.

     (4) Includes 15,040 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options.
     (5) Includes 10,000 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options and 2,226 shares owned of record by Mrs. Brieden, beneficial ownership of which is disclaimed by Mr. Brieden.
     (6) Includes 20,000 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options.
     (7) Includes 19,500 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options and 1,950 shares owned of record by Mrs. Turner, beneficial ownership of which is disclaimed by Mr. Turner.
     (8) Includes 12,500 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options and 799 shares owned of record by Mrs. Case, beneficial owner of which is disclaimed by Mr. Case.
     (9) Includes 4,875 shares which can be acquired during the next 60 days pursuant to the exercise of outstanding stock options.
     (10)  Includes 258,155 shares which can be acquired during the next
           60 days pursuant to the exercise of outstanding stock options.
     (11) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 277,400 shares of the Company in stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                       PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS

     It is proposed that six directors will be elected at the Meeting, each to hold office until the annual meeting of shareholders in 1999 and until his or her successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unavailable to serve at the time of election. All of the nominees are presently members of the Board of Directors of the Company. There are no family relationships among any of the directors of the Company. The names of the nominees, together with information as to their principal occupations, age, and experience, are as follows:

                                                                                    DIRECTOR
                  NAME                    PRINCIPAL OCCUPATION                 AGE    SINCE
--------------------------------  ------------------------------------------   ---  --------
Dr. Richard H. Aster . . . . . .  Senior Investigator at the Blood Center of    67     1997
                                   Southeastern Wisconsin and professor
                                   of medicine at Medical College of
                                   Wisconsin(1)

Bryan J. Brieden  . . . . . . .  Consultant(2)                                  70     1970
H. H. "Will" Hardee . . . . . .  Senior Vice President of Dain Rauscher         43     1997
                                   Wessels(3)
Betty F. Hatcher  . . . . . . .  Executive Vice President and Assistant         65     1988
                                   Secretary of the Company(4)
David E. Hatcher  . . . . . . .  Chairman of the Board, President and Chief
                                   Executive Officer of the Company(5)          75     1970
Hayle B. Randolph . . . . . . .  Blood services consultant(6)                   67     1991

--------------------
     (1) Dr. Aster retired in 1996 as President and Chief Executive Officer of the Blood Center of Southeastern Wisconsin after 26 years. Dr. Aster is Chairman of Genetic Testing Institute, Inc. and is a director of Principle Preservation Portfolios, a mutual fund company and subsidiary of the BC Ziegler Company.
     (2) In 1994, Mr. Brieden retired as President of Bryan Biologicals, Inc., a distributor of laboratory supplies, a position he held for more than five years. Mr. Brieden now serves as a consultant to Bryan Biologicals, Inc.
     (3) Mr. Hardee served as Senior Vice President of Kidder Peabody Co. for three years from 1991 until October 1994. Mr. Hardee has served as Senior Vice President of Dain Rauscher since October 1994.
     (4) Ms. Hatcher served as the Senior Vice President and Secretary of the Company prior to becoming a consultant to the Company in 1988. Ms. Hatcher was appointed Assistant Secretary of the Company in February 1989 and was appointed Director of Product Development of the Company in February 1990. She was appointed Executive Vice President of the Company in August 1992.
     (5) Mr. Hatcher served as President of the Company until June 1992 and became President of the Company again in October 1996.
     (6) Mr. Randolph served as President and Chief Executive Officer of Blood Systems, Inc. until his retirement in March 1991. Mr. Randolph served as a consultant on various projects for Blood Systems, Inc. and as the Executive Director of Blood Systems Research Foundation until January 15, 1993 and is currently an independent consultant to the blood services industry.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company met four times during fiscal 1998. The Board has established two standing committees, the Audit Committee, which is comprised of Messrs. Aster, Brieden, Hardee and Randolph, and the Compensation/Stock Option Committee, which is comprised of Messrs. Aster, Brieden, Hardee and Randolph. The Audit Committee exercises oversight with respect to the Company's accounting practices and procedures and its relationship with its independent auditors, and the Compensation/Stock Option Committee makes recommendations to the Board of Directors regarding the compensation of officers and employees of the Company and the granting of options under the Company's 1991 Employee Stock Option Plan and 1995 Employee Stock Option Plan. The Audit Committee met one time during fiscal 1998, and the Compensation/Stock Option Committee met two times during fiscal 1998. There is no nominating committee. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and of all committees of the board on which he or she served in fiscal 1998.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company do not receive fees for attending meetings of the Board of Directors. Non-employee directors of the Company receive a retainer of $3,000 per year, payable in quarterly installments, and a fee of $600 for each meeting of the Board of Directors and for each meeting of each committee of the Board of Directors attended by such director. Pursuant to the 1997 Outside Director Stock Option Plan, upon initial election to the Board of Directors, non-employee directors receive an option to purchase 10,000 shares of the Company's Common Stock and, the Board of Directors may grant additional options to the non-employee directors in lieu of cash compensation.

                                  EXECUTIVE OFFICERS

     The following table sets forth the names, ages, length of service as an officer, and the positions of the persons who are not nominees for director and who are executive officers of the Company:

                             OFFICER
       NAME             AGE   SINCE                        POSITION
---------------------   ---  -------  -----------------------------------------------------------
Jimmie L. Turner. . .   59    1989    Executive Vice President and Chief Operating Officer
Raul F. Alvarez . . .   49    1996    Senior Vice President - International Business
John Case . . . . . .   71    1980    Senior Vice President - Regulatory Affairs
Thomas H. Frame . . .   43    1996    Senior Vice President - Research  and Development
Margaret O'Bannion. .   43    1989    Senior Vice President - Finance and Chief Financial Officer
Gary L. Parrish . . .   61    1994    Senior Vice President - National Sales
Susan A. Batcha . . .   44    1996    Vice President - Assistant to Regulatory Affairs
Marilyn K. Moulds . .   54    1996    Vice President - Consultation and Education

     Mr. Turner joined the Company in 1976 as a sales representative and became Vice President-Customer Services in August 1989. Mr. Turner became Executive Vice President and Chief Operating Officer in October 1996.

     Mr. Alvarez joined the Company in 1994 as International Sales and Marketing Manager. Previously, Mr. Alvarez had been division general manager of Menarini Diagnostics in Barcelona, Spain and Florence, Italy. Mr. Alvarez became Vice President-International Business in August 1996 and Senior Vice President - International Business in August 1997.

     Mr. Case joined the Company in 1976 and became Vice President-Regulatory Affairs in 1980. He was appointed Senior Vice President - Regulatory Affairs in August 1997.

     Mr. Frame joined the Company in 1993 as Director of Monoclonal Production and Product Development. Previously, Mr. Frame had been a senior scientist specializing in monoclonal research at the Central Laboratory of the Netherlands Red Cross Transfusion Service. Mr. Frame became Vice President-

Research and Development in August 1996, and was appointed Senior Vice President - Research and Development in August 1997.

     Ms. O'Bannion joined the Company in 1978 and was named Controller of the Company in 1987. Ms. O'Bannion became Vice President-Finance and Chief Financial Officer in August 1989, and was appointed Senior Vice President - Finance and Chief Financial Officer in August 1997.

     Mr. Parrish joined the Company in 1977 as a sales representative and was named National Sales Manager in 1989. He became Vice President-National Sales in August 1994 and was appointed Vice President-National Sales and Customer Services in October 1996, and Senior Vice President - National Sales in August 1997.

     Ms. Batcha joined the Company in 1981 in Coombs manufacturing. Ms. Batcha became department supervisor in 1984, and was named director of manufacturing in 1989. She became Vice President-Manufacturing in August 1996, and was appointed Vice President - Assistant to Regulatory Affairs in August 1997.

     Ms. Moulds joined the Company in 1975 as supervisor of consultation and education. Ms. Moulds became director, consultation and education, in 1989, and Vice President-Consultation and Education in August 1996.

COMPENSATION/STOCK OPTION COMMITTEE REPORT (1)

     The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. This Committee Report sets forth the components of the Company's executive officer compensation and describes the basis on which the fiscal 1998 compensation determinations were made by the Committee with respect to the executive officers of the Company.

     In designing its executive compensation programs, the Company follows its belief that executive compensation should reflect the value created for shareholders while supporting the Company's strategic goals. The following objectives have been adopted by the Committee:

     1. Executive compensation should be meaningfully related to the value created for shareholders;

     2. Executive compensation programs should reflect and promote the Company's value and reward individuals for outstanding contributions to the Company's success; and


--------------------

    (1) Notwithstanding filings by the Company with the Securities and Exchange Commission ("SEC") that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this Compensation Committee Report shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of the Regulation S-K.

     3. Short and long term executive compensation play a critical role in attracting and retaining well qualified executives.

     The Committee currently implements a compensation program based on three components: a base salary, a bonus program related to Company and individual performance during the relevant year, and a stock option program. The Committee regularly reviews the various components of the Company's executive compensation to ensure that they are consistent with the Company's objectives.

     BASE SALARY. The Committee, in recommending the appropriate base salaries of the Company's executive officers, generally considers the level of executive compensation in similar companies in the industry. In addition, the Committee takes into account (i) the performance of the Company and the roles of the individual executive officers with respect to such performance and (ii) the particular executive officer's specific responsibilities, and the long-term performance of such executive officer in those areas of responsibility.

     ANNUAL INCENTIVES. The bonus program provides direct financial incentives, in the form of an annual cash bonus, to executive officers to achieve and exceed the Company's annual goals. The Committee recommends cash bonuses based upon the Committee's evaluation of the contributions of each individual officer during the applicable fiscal year in achieving the goals of the Company for that year.

     LONG-TERM INCENTIVES. The stock option program is currently the Company's primary long-term incentive plan for executive officers and key employees. The objectives of the stock option program are to align executive officer compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. In addition, grants of stock options to the named executive officers and others are intended to retain and motivate executives to improve long-term corporate and stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants of stock options vest in equal amounts over four years, and executives must be employed by the Company at the time of vesting in order to exercise a stock option.

     Consistent with the Company's compensation program outlined above, compensation for each of the named executive officers, as well as other senior executives, consists of a base salary, bonus and stock options. The base salaries for the named executive officers for fiscal 1998 were at levels below competitive amounts paid to executives with comparable qualifications, experience and responsibilities of other companies engaged in the same or similar business as the Company. The Committee has not yet determined the amount of cash bonuses, if any, to be paid to the named executive officers for fiscal 1998.

     The Committee believes that the compensation of the chief executive officer ("CEO") should be impacted by Company performance. Mr. Hatcher founded the Company in 1970 and has served as its CEO since that time. During fiscal 1998, Mr. Hatcher received a base salary of $230,000, which the Committee believes to be average for the base salary for chief executive officers with comparable qualifications, experience and responsibilities of other companies engaged in the same or similar business as the Company. At this time, this Committee has not made a determination as to the bonus, if any, to be paid to Mr. Hatcher, for fiscal 1998.

     Compensation Committee: Dr. Richard H. Aster, H.H. "Will" Hardee, Bryan J. Brieden, and Hayle B. Randolph.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as set forth below, no member of the Compensation/Stock Option Committee of the Board of Directors of the Company was, during fiscal 1998, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure.

     During fiscal 1998, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the compensation committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

     The Company distributes its products in the State of Michigan through Bryan Biologicals, Inc. In fiscal 1998, the Company's sales to Bryan Biologicals, Inc. amounted to approximately $203,000, or 1.1%, of the Company's net sales. Mr. Bryan J. Brieden, a director of the Company, is a consultant to, and former president and principal owner of, Bryan Biologicals, Inc. As of May 1, 1998 Bryan Biologicals, Inc. owed the Company approximately $91,000 on open account for product purchases made from November 1996 to April 1998. No interest is charged by the Company on such obligation. The largest amount owed to the Company by Bryan Biologicals, Inc. at any time during fiscal 1998 was approximately $126,000.

COMPENSATION TABLES

     The cash and other compensation paid by the Company and its subsidiaries during fiscal 1998 to the chief executive officer and the four most highly compensated executive officers of the Company were as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                         ANNUAL COMPENSATION             COMPENSATION
                                               -------------------------------------     ------------
                                                                                          SECURITIES
         NAME AND PRINCIPAL          FISCAL                           OTHER ANNUAL        UNDERLYING       ALL OTHER
              POSITION                YEAR     SALARY      BONUS     COMPENSATION(1)       OPTIONS        COMPENSATION
-----------------------------------  ------    -------     ------    ---------------      -----------     ------------
                                                 ($)        ($)            ($)                (#)             ($)
David E. Hatcher  . . . . . . . . .   1998     224,735          0         11,542                 0           29,678(2)
     Chairman of the Board,           1997     215,100     25,000         11,284                 0           29,014
     President and Chief Executive    1996     209,949          0         10,992             7,000           28,265
     Officer

Betty F. Hatcher  . . . . . . . . .   1998     116,523          0          7,033                 0           19,568(3)
     Executive Vice President,        1997     110,100      7,500          6,526                 0           18,105
     Assistant Secretary and          1996     106,680          0          6,214             5,000           17,328
     Director

John Case  . . . . . . . . . . . .    1998     116,523          0              0                 0                0
     Senior Vice President-           1997     110,100      6,500              0                 0                0
     Regulatory Affairs               1996     106,680          0              0             3,000                0

Jimmie L. Turner  . . . . . . . . .   1998     118,311          0          3,130            10,000            9,274(4)
     Executive Vice President         1997     103,657      7,500          2,960                 0            8,463
     and Chief Operating Officer      1996      95,046          0          2,796             3,000            8,011

Raul F. Alvarez(6)  . . . . . . . .   1998      87,060     40,087          1,534             5,000            5,048(5)
     Senior Vice President -          1997      81,600     21,940          1,423                 0            4,019
     International Business

----------------
     (1) For each named executive officer in fiscal 1998, represents payments by the Company for the named executive's taxes on split dollar premium payment.
     (2) Represents the dollar value of premiums paid by the Company with respect to a split dollar life insurance policy for the benefit of the named executive.
     (3) Includes $18,086 which represents the dollar value of premiums paid by the Company with respect to a split dollar life insurance policy for the benefit of the named executive, and $1,482 which represents Company matching contributions pursuant to the Company's 401(k) Retirement Savings Plan.
     (4) Includes $8,050 which represents the dollar value of premiums paid by the Company with respect to a split dollar life insurance policy for the benefit of the named executive, and $1,224 which represents Company matching contributions pursuant to the Company's 401(k) Retirement Savings Plan.

     (5) Includes $3,945 which represents the dollar value of premiums paid by the Company with respect to a split dollar life insurance policy for the benefit of the named executive, and $1,103 which represents Company matching contributions pursuant to the Company's 401(k) Retirement Savings Plan.
     (6)  Not an executive officer in fiscal 1996.


                        OPTIONS GRANTED IN LAST FISCAL YEAR


                                             PERCENTAGE OF
                                             TOTAL OPTIONS                                        POTENTIAL REALIZABLE
                             NUMBER OF         GRANTED TO          EXERCISE                      VALUE AT ASSUMED STOCK
                              OPTIONS         EMPLOYEES IN          PRICE        EXPIRATION      PRICE APPRECIATION FOR
            NAME              GRANTED          FISCAL YEAR        (PER SHARE)       DATE             OPTION TERMS
--------------------------   ---------       -------------        -----------    ----------      ----------------------
                                                                                                     5%          10%
                                                                                                 ----------------------
 David E. Hatcher  . . . .         0                                                                    $0           $0
 John Case . . . . . . . .         0               --                                                   $0           $0
 Betty F. Hatcher  . . . .         0               --                                                   $0           $0
 Jimmie L. Turner  . . . .    10,000               20%               $4.50         8/7/2007        $28,300      $71,718
 Raul F. Alvarez . . . . .     5,000               10%                4.50         8/7/2007        $14,150      $35,859


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF
                                                       SECURITIES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                         SHARES                        UNEXERCISED               IN-THE-MONEY OPTIONS
                        ACQUIRED                        OPTIONS AT                       AT
                           ON       VALUE             FISCAL YEAR END              FISCAL YEAR END
        NAME            EXERCISE   REALIZED     (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
---------------------   --------   --------     ---------------------------   ---------------------------
David E. Hatcher. . .      0          0                58,500/3,500                  $24,600/$1,750
John Case . . . . . .      0          0                12,500/1,500                   $3,630/$750
Betty F. Hatcher. . .      0          0                46,475/2,500                  $29,006/$1,250
Jimmie L. Turner. . .      0          0                19,500/11,500                  $4,070/$3,250
Raul F. Alvarez . . .      0          0                 4,875/7,375                       --/$875

PERFORMANCE GRAPH

     The following performance graph provided by Research Data Group, Inc. compares the performance of the Company's Common Stock to the Russell 2000 Index and a Peer Group Index (as defined below) for the Company's last five fiscal years. Many of the Company's peers are privately-held companies, or subsidiaries or divisions of larger publicly-held companies. As a result, there is only one public company to which the Company may realistically compare itself. Accordingly, the Peer Group Index consists of Immucor, Inc. The graph below assumes $100 invested on March 31, 1993 in Company Common Stock or Index and that any dividends are reinvested.

                                3/93    3/94     3/95    3/96    3/97     3/98
                               ------   -----    -----   -----   -----    -----
 Gamma Biologicals, Inc. . .   $100.0   193.5    142.0   137.2   120.3    161.3
 Russell 2000  . . . . . . .   $100.0   110.8    117.0   151.0   158.8    225.5
 Peer Group  . . . . . . . .   $100.0   79.31    96.55   182.7   131.0    132.7

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with Mr. Hatcher, Ms. Hatcher, Ms. O'Bannion, Mr. Turner, Mr. Parrish, Mr. Alvarez, Mr. Frame, Ms. Batcha and Ms. Moulds, which provide severance benefits upon a change of control of the Company. Under these agreements, if one of the named employee's employment is terminated without cause following a change of control, he or she will be compensated by the Company as described below. Each of Mr. Hatcher, Ms. Hatcher, Ms. O'Bannion, Mr. Turner, Mr. Parrish, Mr. Alvarez and Mr. Frame will receive a lump sum payment equal to a specified percentage of his or her average annual compensation for the five years preceding the change of control. The percentage for Mr. Hatcher is 299% and the percentage for Ms. Hatcher, Ms. O'Bannion, Mr. Turner, Mr. Parrish, Mr. Alvarez and Mr. Frame is 200%. Each of Ms. Batcha and Ms. Moulds will receive a lump sum payment equal to 200% of her average annual compensation for the two years preceding the change of control. Stock options granted to the named employees by the Company and not then exercisable will become immediately exercisable in full. The Company is required to pay the named employees all amounts owed to the named employees by the Company under any deferred compensation arrangements. The Company is also required to reimburse the named employees for all legal fees incurred as a result of termination of employment following a change of control.

SPLIT-DOLLAR AGREEMENTS

     The Company has purchased life insurance policies insuring the lives of Mr. Brieden, Ms. Hatcher, Mr. Hatcher, Ms. O'Bannion, Mr. Turner, Mr. Parrish, Mr. Letwin, Mr. Alvarez, Mr. Frame, Ms. Batcha and Ms. Moulds and has entered into split-dollar agreements with these persons. The Company is the owner of the policies and by the terms of the split-dollar agreements is obligated to pay all premiums and to take all necessary steps, upon the death of the insured, to obtain the death benefits provided under the policies.
The insured is obligated to reimburse the Company on an annual basis for the value of the economic benefit of the policy to the insured for that year (as determined for federal income tax purposes). Upon the death of the insured, the Company is entitled to receive a portion of the death benefits provided under the policy equal to the amounts of net premiums and interest on policy loans, if any, to the insured paid by the Company, plus 3% interest. This amount is payable from the death benefits. With respect to all policy proceeds in excess of the amounts required to be paid to the Company, the insured has the right to designate the beneficiaries of the policy and the right to elect the settlement option with respect to such proceeds. The Company has the right to obtain loans secured by the policy. The insured may also obtain loans secured by the policy, with the Company's consent. With the consent of the Company, interest on policy loans to the insured may be paid by the Company. All dividends declared by the issuer of the policy will be first applied to purchase one-year term insurance on the insured's life in an amount not to exceed the guaranteed cash value of the policy at the next policy anniversary, with any remaining dividends being used to purchase additional paid-up insurance.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's common stock (collectively, "Filing Persons") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership (Form 3), reports in changes of ownership (Form 4), or annual reports of ownership (Form 5). All Filing Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based on its review of the copies of such reports furnished to the Company and upon certain representations made by the Filing Persons, during fiscal 1998, all of the Filing Persons filed the required reports on a timely basis.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company distributes its products in the State of Michigan through Bryan Biologicals, Inc. In fiscal 1998, the Company's sales to Bryan Biologicals, Inc. amounted to approximately $203,000, or 1.1%, of the Company's net sales. Mr. Bryan J. Brieden, a director of the Company, is a consultant to, and former president and principal owner of, Bryan Biologicals, Inc. As of May 1, 1998, Bryan Biologicals, Inc. owed the Company approximately $91,000 on open account for product purchases made from November 1996 through April 1998. No interest is charged by the Company on such obligation. The largest amount owed to the Company by Bryan Biologicals, Inc. at any time during fiscal 1998 was approximately $126,000.

                      RELATIONSHIP WITH INDEPENDENT AUDITORS

     The independent auditors of the Company are Deloitte & Touche LLP who have acted in that capacity for many years. The Company has requested that Deloitte & Touche LLP act as the independent auditors for the Company for fiscal 1999. Representatives of Deloitte & Touche LLP will be present at the Meeting, having the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions addressed to them.

                            PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1999 annual meeting of shareholders must be received by the Company at its principal executive offices (3700 Mangum Road, Houston, Texas 77092) by March 2, 1999, for inclusion in the Company's proxy materials relating to the annual meeting.

                                     GENERAL

     The management does not intend to present any matter for action at the Meeting other than the matters described above, and does not know of any other matters to be brought before the Meeting. However, if any such other matter should properly come before the Meeting, or if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, the proxies will vote thereon in accordance with the recommendations of management or for such other nominee as management may select.

     The information set forth above as to the present principal occupations of the nominees for directors, as to their beneficial ownership of securities of the Company, and as to other information not of record with the Company is based upon information furnished to the Company by those nominees.

                                       By order of the Board of Directors,


                                       Lawrence E. Letwin
                                       SECRETARY

June 30, 1998



     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF THE ANNUAL REPORT SHOULD BE DIRECTED TO MS. MARGARET J. O'BANNION, GAMMA BIOLOGICALS, INC., 3700 MANGUM ROAD, HOUSTON, TEXAS 77092.

PROXY                                                                    PROXY
                             GAMMA BIOLOGICALS, INC.

              PROXY FOR ANNUAL MEETING TO BE HELD AUGUST 11, 1998

The undersigned hereby appoints DAVID E. HATCHER and JIMMIE L. TURNER, or either of them, each with power of substitution, the proxies of the undersigned, to vote the stock of the undersigned at the annual meeting of shareholders of Gamma Biologicals, Inc., to be held at the offices of the company at 3700 Mangum Road, Houston, Texas on August 11, 1998, at 3:00 P.M., Central time, or at any adjournments thereof, as follows:

     1. To elect as directors the following persons: Dr. Richard H. Aster, Bryan J. Brieden, H.H. "Will" Hardee, Betty F. Hatcher, David E. Hatcher and Hayle B. Randolph.

     2. To vote in accordance with the recommendations of management upon whatever other business may properly come before the meeting

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS and will be voted as indicated by the shareholder. Unless a contrary direction is indicated, the proxies shall vote the shares FOR the election as directors of the Board's nominees, and in accordance with the recommendations of management on any other business coming before the meeting.

                          (CONTINUED ON REVERSE SIDE)

                            GAMMA BIOLOGICALS, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  / /

                                            Withheld   For All
1. ELECTION OF DIRECTORS (SEE REVERSE) For  Authority  Except              2. OTHER BUSINESS. To          For  Against  Abstain
                                                                              vote in accordance with
                                                                              the recommendations
                                                                              of management upon
                                       / /     / /      / /   ____________    whatever other business      / /    / /     / /
                                                              Nominee         may properly come before
                                                              Exception(s)    the meeting.


                                                                           Check if Change of Address.     / /





                                                                           Date _______________________________________________

                                                                           Signature __________________________________________
                                                                           Please sign exactly as name appears above.